Exhibit (b)(1)

EXECUTION COPY

J.P. MORGAN SECURITIES INC.
270 Park Avenue
New York, New York 10017

JPMORGAN CHASE BANK, N.A.
270 Park Avenue
New York, New York 10017

February 27, 2007

$1,853,400,000 Tender Facility
$300,000,000 Back-Stop Facility
$3,713,800,000 Secured Bridge Facility
Commitment Letter

Centro Properties Group
235 Springvale Shopping Centre
Glen Waverley Victoria, 3150
Australia

Attention:	Romano Nenna
Chief Financial Officer

Ladies and Gentlemen:

You have advised J.P. Morgan Securities Inc. (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”; together with JPMorgan, the “Commitment Parties”) that you intend to acquire the Target and consummate the other transactions described in the introductory paragraph of Exhibit A hereto.  Capitalized terms used but not defined herein are used with the meanings assigned to them in said paragraph.

JPMorgan is pleased to advise you that it is willing to act as the sole lead arranger and sole bookrunner for the Credit Facilities, and JPMorgan Chase Bank is pleased to advise you of its commitment to provide the entire amount of each of the Credit Facilities.  This Commitment Letter and the Summaries of Terms and Conditions attached as Exhibits A, B and C hereto (the “Term Sheets”) set forth the principal terms and conditions on and subject to which JPMorgan Chase Bank is willing to make available the Credit Facilities.

It is agreed that JPMorgan will act as the sole lead arranger and sole bookrunner in respect of the Credit Facilities (in such capacities, the “Lead Arranger”), and that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Credit Facilities.  You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

We reserve the right to syndicate the Credit Facilities to a group of lenders (together with JPMorgan Chase Bank, the “Lenders”) identified by us in consultation with you.  We intend to commence syndication efforts promptly upon announcement of the Tender Offer, and you agree actively to assist us in completing a syndication reasonably satisfactory to us and you.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Shareholders and the Target, (b) direct contact between the proposed Lenders and senior management and advisors of the Shareholders and your using commercially reasonable efforts to ensure such contact with senior management of the Target and, (c) as set forth in the next paragraph, assistance from the Shareholders and your using commercially reasonable efforts to ensure assistance from the Target in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheets, the “Information Materials”) and (d) the hosting, with us and senior management of the Shareholders and your using commercially reasonable efforts to ensure the attendance of senior management of the Target, of one or more meetings of prospective Lenders. During the syndication period, you also agree to provide us with reasonable prior notice of the syndication of any credit facility in connection with any other investment of the Shareholders or its affiliates and, upon our request, to coordinate the syndication of such credit facility with the syndication of the Credit Facilities.

You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders.  If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Target, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans.  Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.

The Borrower agrees that the following documents may be distributed only to Private-Siders, unless the Borrower advises the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should be distributed to both Public-Siders and Private-Siders:  (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Credit Facilities and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials.

The Borrower hereby authorizes the Commitment Parties to distribute drafts of definitive documentation with respect to the Credit Facilities to Private-Siders and Public-Siders.

JPMorgan, in its capacity as Lead Arranger, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees

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among the Lenders.  We acknowledge and agree that our commitments set forth herein will not be reduced by pre-closing syndication.  In its capacity as Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties.  Additionally, the Borrower acknowledges and agrees that, as Lead Arranger, JPMorgan is not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lead Arranger shall have no responsibility or liability to the Borrower with respect thereto.

To assist us in our syndication efforts, you agree promptly to prepare and provide, and to use commercially reasonable efforts to cause the Target to prepare and provide, to us all information reasonably available to you and the Target with respect to the Borrower and the Target and their subsidiaries, the Merger and the other transactions contemplated hereby, including all financial information, as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities.  You hereby represent and warrant that to the best of your knowledge (a) all written information (other than projections and general economic information) (the “Information”) that has been or will be made available to us by you or any of your representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact, necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the projections (the “Projections”) that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made; it being recognized by you and the Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by such Projections may differ significantly from the projected results, and no assurances can be given that the projected results will be realized.  You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to the conditions set forth or referred to in the Term Sheets.

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Merger or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable documented legal or other expenses (except in-house counsel) incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to (A) losses, claims, damages, liabilities or related expenses, to the extent they are found in a judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person or any of its affiliates or any of the officers, directors, employees, agents, controlling persons or members of the foregoing, (ii) arising from a breach of our obligations under this Commitment Letter or the definitive financing documentation by such indemnified person or any of its

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affiliates or any of the officers, directors, employees, agents, controlling persons or members of the foregoing, or (iii) arising out of any claim, litigation or proceeding that does not involve an act or omission of your or any of your affiliates and that is brought by any other indemnified person against such indemnified person, or (B) any settlement entered into by such indemnified person without your written consent (such consent not to be unreasonably withheld or delayed), and (b) in the event the Closing Date does not occur, to reimburse each Commitment Party and their affiliates on demand for all reasonable documented out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.  We will provide you with a statement setting forth in reasonable detail such costs and expenses. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities, except to the extent any such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person or such indemnified person’s affiliates, directors, employees, advisors or agents.  The foregoing provisions of this paragraph shall be superseded in each case by the applicable provisions contained in the definitive financing documentation for the Credit Facilities upon execution thereof and thereafter shall have no further force and effect.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies.  You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.  You further acknowledge that JPMorgan is a full service securities firm and JPMorgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder and shall be subject to the confidentiality obligations of the Commitment Parties hereunder.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons.  The commitments of JPMorgan hereunder shall not be reduced by any pre-closing assignments.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.

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Delivery of an executed signature page of this Commitment Letter by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.

To induce the Commitment Parties to enter into this Commitment Letter, you represent and warrant that, based upon your review of the financial statements, business and liabilities of the Target and upon the financings contemplated hereby, after giving effect to the Tender Offer, the Merger and such financings, the surviving company of the Merger will be solvent and will have sufficient liquidity with which to conduct its business.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.  The Borrower consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York.  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheets, the transactions contemplated hereby or the performance of services hereunder.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to the Shareholders and the Shareholders’ officers, directors, employees, agents, accountants, attorneys and advisors who are directly involved in the consideration of this matter, (b) to the Target, with the exception of the Fee Letter which will not be disclosed to the Target or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof to the extent permitted by applicable law and legal process), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheets), which information includes names and addresses and other information that will allow such Commitment Party to identify the Borrower and each Guarantor in accordance with the Patriot Act.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.  Notwithstanding the foregoing, the reimbursement and indemnification provisions of this Commitment Letter shall be superseded by the applicable provisions contained in the definitive financing documentation for the Credit Facilities upon execution thereof and thereafter shall have no further force and effect.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof

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and of the Fee Letter not later than 5:00 p.m., New York City time, on February 27, 2007.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ John J. Regan, Jr.
Name: JOHN J. REGAN, Jr.
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ John C. Riordan
Name: JOHN C. RIORDAN
Title: Vice President

Accepted and agreed to as of
the date first above written:

THE COMMON SEAL of CPT MANAGER LIMITED was affixed in the presence of:

/s/ Andrew Scott	/s/ Elizabeth Hourigan
Signature of Director	Signature of Secretary

ANDREW SCOTT	ELIZABETH HOURIGAN
Name of Director (block letters)	Name of Secretary (block letters)

THE COMMON SEAL of CENTRO PROPERTIES LIMITED was affixed in the presence of:

/s/ Andrew Scott	/s/ Elizabeth Hourigan
Signature of Director	Signature of Secretary

ANDREW SCOTT	ELIZABETH HOURIGAN
Name of Director (block letters)	Name of Secretary (block letters)

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Annex A

SOURCES AND USES TABLE

PROJECT SUPER SOURCES & USES ANALYSIS: TAKEOUT BONDS
$ IN MILLIONS

Step 1: Centro/CER Capital Raise

Sources of Capital
	$	%
Bank Bridge Loan — Centro	$925.4	49.7%
Bank Bridge Loan — CER	525.0	28.2%
Exchangeable Notes Offering - Centro	225.0	12.1%
Rights Offering — CER	188.0	10.1%

Total Sources of Capital	$1,863.4	100.0%

Uses of Capital
	$	%
Acquire Equity In Bidco — Centro	$780.0	41.9%
Acquire Equity In Bidco — CER	780.0	41.9%
Fund Loan to Bidco — Centro	303.4	16.3%

Total Uses of Capital	$1,863.4	100.0%

Step 2: Tender @33.15 per Share

Sources of Capital
	$	%
Margin Loan	$1,853.4	46.6%
Centro Loan	303.4	7.6%
Centro Equity	780.0	19.6%
CER Equity	780.0	19.6%
New Revolver / Term Loan (incl. Convert at Par Value)	264.0	6.6%

Total Sources of Capital	$3,980.9	100.0%

Uses of Capital
	$	%
Repay Bank Debt Facilities	$264.0	6.6%
Acquire 100% of Nemo Common Stock Shares Outstanding	$3,434.7	86.3%
Employee Options, Gross	159.6	4.0%
Total Proceeds to Tender Participants	$3,594.3	90.3%
Units	112.6	2.8%
Tender Costs	10.0	0.3%
Excess cash		0.0%

Total Uses of Capital	$3,980.9	100.0%

Step 3 Close Out Merger

Sources of Capital
	$	%
Assumptions of existing Nemo Mortgages	$437.3	9.9%
Assumption of JV debt	126.8	2.9%
Assumption of Nemo Capital Leases	27.5	0.6%
New Mortgage Debt	3,713.8	84.4%
New Centro/CER Equity	(0.0)	0.0%
Cash Proceeds from Options Exercise / Excess Cash	96.6	2.2%

Total Sources of Capital	$4,402.0	100.0%
Assumed Australian Facility	$1,863.4
Total Sources of Capital	$6,265.4

Uses of Capital
	$	%
Repay Margin Loan	$1,853	42.1%
Repay Term Loan / Revolver	264.0	6.0%
Repay Convertible Notes (incl. Net Share Settle Component)	375.7	8.5%
Repay Nemo Preferred Stock	275.0	6.2%
Assumption of JV debt	126.8	2.9%
Assumption of existing Nemo Mortgages	437.3	9.9%
Assumption of Nemo Capital Leases	27.5	0.6%
Repay Nemo Bonds	860.0	19.5%
Transaction Costs	182.2	4.1%

Total Uses of Capital	$4,402.0	100.0%
Assumed Australian Facility	$1,863.4
Total Uses of Capital	$6,265.4

PRO FORMA CAPITALIZATION — MERGER SUB

	$	%
Existing Nemo Mortgages	$437.3	7.2%
New Mortgage Debt	3,713.8	61.5%
Nemo Capital Leases	27.5	0.5%
Total Debt	$4,178.6	69.2%

Centro/CER Equity	1,863.4	30.8%

Total Capitalization	$6,042.1	100.0%

EXHIBIT A

TENDER FACILITY
Summary of Terms and Conditions

Super Merger Sub Inc., a Maryland corporation (the “Borrower”) newly formed by indirect subsidiaries of CPT Manager Limited and Centro MCS Manager Limited (the “Shareholders”), proposes to enter into a merger agreement (the “Merger Agreement”) with New Plan Excel Realty Trust, Inc. (the “Target”).  The Merger Agreement will contemplate that the Borrower will commence a tender offer (the “Tender Offer”) for all of the outstanding shares of the common stock of the Target (the “Shares”) for a price per share of $33.15 (the “Share Price”) and, following consummation of the Tender Offer, will consummate a “back-end” merger (the “Merger”) in which the remaining public shareholders of the Target will also receive the Share Price as the merger consideration for their shares.  The aggregate payment in connection with the Tender Offer and the Merger (including payments for options and other payments referred to in the Merger Agreement) will be approximately $3,706,900,000 (the “Merger Payments”).  In connection with the Tender Offer and the Merger, the Shareholders will capitalize, in one or more stages, the Borrower with $1,560,000,000 of equity capital and $303,400,000 of unsecured subordinated debt financing (collectively, the “Shareholder Investments”) from sources of their own.  The Borrower will require (a) a $1,853,400,000 term facility to be made available to the Borrower to finance the portion of the Merger Payments and related fees and expenses (including interest payable by the Borrower during the period between consummation of the Tender Offer and consummation of the Merger) not financed by the Shareholder Investments (the “Tender Facility”), (b) a commitment to a $300,000,000 back-stop credit facility (the “Back-Stop Facility”) to be made available to the Target to refinance as necessary its existing credit facilities and to provide for its working capital requirements during the period from the date of consummation of the Tender Offer (the “Tender Closing Date”) until the date of the Merger (the “Merger Date”) and (c) a $3,713,800,000 secured bridge facility (the “Secured Bridge Facility”; together with the Tender Facility and the Back-Stop Facility, the “Credit Facilities”) to be made available to the Target to refinance on the Merger Date the Tender Facility and the Back-Stop Facility and to redeem or to repurchase the existing unsecured notes, the convertible notes and the preferred stock of the Target (to the extent such existing notes are required to be redeemed or repurchased).  This Term Sheet sets forth the terms and conditions for the Tender Facility.  Exhibits B and C set forth the terms and conditions for the Back-Stop Facility and the Secured Bridge Facility.

PARTIES

Borrower:	The Borrower. The “Borrower” shall also refer to the surviving entity of the Merger.

Parent Guarantor:	Centro Properties Group (the “Parent Guarantor”) shall guarantee the interest payable in respect of the Tender Facility.

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (in such capacity, the “Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, arranged by the Arranger (collectively, the “Lenders”).

TYPE AND AMOUNT OF TENDER FACILITY

Type and Amount:

A term loan facility (the “Tender Facility”) in the amount of $1,853,400,000 (the loans thereunder, the “Tender Loans”). The Tender Loans shall be repayable in full on the Maturity Date (as defined below).

Availability and Purpose:

The Tender Loans shall be made available in multiple drawings, during the period (the “Availability Period”) commencing on the Closing Date and ending on the Maturity Date. Each such drawing shall be made on the date of, and be used to finance, payment for the purchase of Shares in the Tender Offer or otherwise, payment of the Merger Payments payable on the Merger Date (including for the payment of options and other payments required under the Merger Agreement) and payment of Other Payables (as defined below).

Maturity Date:	The Tender Loans shall be due and payable in full on the earlier of November 30, 2007 or the Merger Date (such date, the “Maturity Date”).

CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Tender Loans.

100% of the net proceeds of any sale or issuance of equity and 100% of the net proceeds of any incurrence of certain indebtedness after the Closing Date by the Borrower exclusive of equity contributions or loans by the Shareholders.

Mandatory prepayments of the Tender Loans may not be reborrowed.

COLLATERAL

The obligations of Borrower in respect of the Tender Facility shall be secured by a perfected first priority security interest in all of the Shares owned by the Borrower and all of its rights in respect of the unfunded Shareholder Investments.

CERTAIN CONDITIONS

Initial Conditions:	The availability of the Tender Facility shall be conditioned upon the satisfaction of the following conditions (the date upon which all such conditions precedent shall be satisfied, which shall not

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be later than November 30, 2007, the “Closing Date”):

(a) Each Loan Party shall have executed and delivered reasonably satisfactory definitive financing documentation with respect to the Tender Facility (the “Credit Documentation”).

(b) The Borrower shall have received cash proceeds representing at least that portion of the Shareholder Investments as is equal to the sum of (i) 50% of the aggregate consideration payable on the Closing Date for the Shares and (ii) the aggregate of all other amounts then payable and anticipated to be payable by the Borrower on or prior to the Closing Date (including fees and expenses in respect of the Tender Facility) (such other amounts as so calculated, the “Other Payables”).

(c) The Borrower and the Target shall have entered into the Merger Agreement and the Tender Offer shall have been announced and made pursuant to an offer to purchase as provided for in the Merger Agreement.

(d) The Board of Directors of the Target shall have approved the Merger Agreement and the Tender Offer.

(e) The Borrower shall have acquired, prior to or concurrently with the making of the Tender Loans on the Closing Date, not fewer than the number of the outstanding Shares representing a majority of the voting power of the outstanding Shares and the preferred stock (assuming the exercise of all outstanding options and warrants) and the aggregate amount payable on or prior to the Closing Date in connection with the Tender Offer shall not exceed $3,692,000,000.

(f) The Target shall have either refinanced its existing credit facility under the Back Stop Facility or shall have made arrangements reasonably satisfactory to the Administrative Agent for a waiver of any default related to the Tender Offer.

(g) The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid, and all expenses required to be paid for which invoices have been presented, on or before the Closing Date.

(h) The Borrower shall have no outstanding indebtedness, liens or preferred equity after giving effect to the Tender Offer and the initial Tender Loans other than indebtedness or liens under the Tender Facility and as contemplated by the Shareholder Investments.

(i) The Borrower shall have used commercially reasonable efforts to have taken all steps required to perfect the Administrative Agent’s first priority security interest in

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the Shares (including delivery of stock certificates and undated stock powers executed in blank).

(j) The Administrative Agent shall have received such legal opinions, such documents evidencing due authorization and execution of the Credit Documentation and a properly completed Form FR U-1 customary for transactions of this type, and the Borrower shall have used commercially reasonable efforts to provide other customary closing documents and instruments.

On-Going Conditions:

The making of each Tender Loan shall be conditioned upon (a) the accuracy in all material respects (subject to the Company Material Adverse Effect qualification as used in the Merger Agreement) of all representations and warranties in the Credit Documentation and (b) with respect to Tender Loans made after the Closing Date only, (i) there being no payment of principal or interest or bankruptcy default or event of default in existence at the time of, or after giving effect to the making of, such Tender Loans and (ii) after giving effect to such Tender Loan, the aggregate amount of the Shareholder Investments that has been made shall be equal to the sum of (x) at least 50% of the Merger Payments paid on or prior to the date of such Tender Loan and (y) the Other Payables.

CERTAIN DOCUMENTATION MATTERS

The Credit Documentation shall contain the following representations, warranties, covenants and events of default in each case, applicable to the Borrower, customary for financings of this type, subject to customary and other exceptions and qualifications to be agreed upon.

Representations and
Warranties:

Representations and warranties with respect to the Target and the Borrower conformed, or incorporated by reference to, the corresponding representations and warranties in the Merger Agreement, and customary representations and warranties with respect to corporate power and authority; due execution and delivery and enforceability of Credit Documentation; no conflict of the Credit Documentation with law (subject to the Company Material Adverse Effect qualification as used in the Merger Agreement); Federal Reserve regulations, Investment Company Act; and use of proceeds.

Affirmative Covenants:

Delivery of financial statements, reports, officers’ certificates and other information requested by the Lenders; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and the Merger Agreement and other material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the

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Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); and use of all commercially reasonable efforts to consummate the Merger in a timely fashion and in any event prior to the Maturity Date.

Negative Covenants:

Limitations on: indebtedness (including guarantee obligations); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock and the Shareholder Investments; acquisitions, investments, loans and advances; transactions with affiliates; hedging arrangements; business activities unrelated to the ownership of the Shares and the consummation of the Tender Offer and the Merger and the financings contemplated hereby; and amendments to the Merger Agreement or to the Tender Offer documents.

Events of Default:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy events; material judgments; actual or asserted invalidity of any guarantee or security document; and, a change of control (the definition of which is to be agreed upon).

Voting:

Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Tender Loans, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of final maturity of any Tender Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages and (ii) releases of (x) any Shares or all or substantially all the other collateral or (y) the Parent Guarantor.

Assignments and
Participations:

The Lenders shall be permitted to assign all or a portion of their Tender Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing and (b) the Administrative Agent, unless a Tender Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. Non-pro rata assignments shall be permitted. In the case

5

of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their Tender Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Tender Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:

The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and
Indemnification:

The Borrower shall pay (a) all reasonable documented out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Tender Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel (except in-house counsel)) and (b) all documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel (except in-house counsel)) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the Tender Offer, the Merger, the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	State of New York.

6

Counsel to the Administrative
Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

7

Annex I to Exhibit A

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Tender Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means (i) 0% in the case of ABR Loans and (ii) 1% in the case of Eurodollar Loans.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for an interest period equal to one month, or shorter if available to all Lenders, appearing on Page 3750 of the Telerate screen or, in case of any such shorter period, as offered to JPMorgan Chase Bank.

Interest Payment Dates:	Interest shall be payable in arrears at the end of each interest period (or monthly in case of ABR Loans) and on the Maturity Date and thereafter on demand.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at a rate per annum equal to 0.15% on the average daily unused portion of the Tender Facility, payable quarterly in arrears.

Default Rate:

At any time when the Borrower is in default in the payment of any amount of principal or other amount payable in respect of the Tender Facility, such amount shall bear interest at 2% above the rate otherwise applicable to the relevant ABR Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

EXHIBIT B

BACK-STOP FACILITY

Summary of Terms and Conditions

Set forth below is a summary of the terms and conditions for the Back-Stop Facility.  Capitalized terms used but not defined herein shall have the meanings set forth in the introductory paragraph of Exhibit A.

PARTIES

Borrower:	The Target.

Guarantors:	All wholly-owned subsidiaries of the Borrower which guarantee the existing facilities (the “Guarantors”).

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (in such capacity, the “Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, arranged by the Arranger (collectively, the “Lenders”).

TYPE AND AMOUNT OF BACK-STOP FACILITY

Type and Amount:

$300,000,000 comprised of a senior unsecured term loan facility in the amount of $200,000,000 (the “Term Back-Stop Facility”, the loans thereunder, the “Term Back-Stop Loans”) and a senior unsecured revolving credit facility in the amount of up to $100,000,000 (the “Revolving Back-Stop Facility”, together with the Term Back-Stop Facility, the “Back-Stop Facility”) (the loans under the Revolving Back-Stop Facility, the “Revolving Back-Stop Loans,” together with the Term Back-Stop Loans, the “Back-Stop Loans”). The Back-Stop Loans shall be repayable in full on the Maturity Date (as defined below).

Availability and Purpose:

The Term Back-Stop Loans shall be made available in a single drawing on the Closing Date and shall be used to refinance as necessary the Borrower’s existing credit facilities. The Revolving Back-Stop Loans shall be made available in multiple drawings, during the period (the “Availability Period”) commencing on the Closing Date and ending on the Maturity Date. Each such drawing shall be used to provide for the Borrower’s working capital requirements.

Maturity Date:	The Back-Stop Loans shall be due and payable in full on the earlier of November 30, 2007 or the Merger Date (such date, the “Maturity Date”).

CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Same as the existing credit facilities with such adjustments as may be appropriate to take into account the Tender Offer.

Mandatory Prepayments:	Same as the existing credit facilities with such adjustments as may be appropriate to take into account the Tender Offer.

CERTAIN CONDITIONS

Initial Conditions:

The availability of the Back-Stop Facility shall be conditioned upon the closing of the Tender Facility, the satisfaction of documentation conditions consistent with paragraphs (a) and (i) opposite “Initial Conditions” in Exhibit A (with appropriate adjustment to reflect the Target as the Borrower under the Back-Stop Facility) and to the accuracy of representations and warranties as to the Target consistent with those in the Merger Agreement (including as qualified by a Company Material Adverse Effect qualifier as used in the Merger Agreement) and other customary representations with respect to corporate power and authority; due execution and delivery and enforceability of the documentation for the Back-Stop Facility; no conflict of such documentation with law (subject to a material adverse effect qualifier); Federal Reserve regulations; Investment Company Act; and use of proceeds. The closing date for the Back-Stop Facility shall not be later than November 30, 2007 (the “Closing Date”).

On-Going Conditions:	Same as the existing credit facilities with such adjustments as may be appropriate to take into account the Tender Offer.

CERTAIN DOCUMENTATION MATTERS

Representations and Warranties:	Same as the existing credit facilities with such adjustments as may be appropriate to take into account the Tender Offer.

Affirmative Covenants:	Same as the existing credit facilities with such adjustments as may be appropriate to take into account the Tender Offer.

Financial Covenants:	Same as the existing credit facilities with such adjustments as may be appropriate to take into account the Tender Offer.

Negative Covenants:	Same as the existing credit facilities with such adjustments as may be appropriate to take into account the Tender Offer.

2

Events of Default:	Same as the existing credit facilities with such adjustments as may be appropriate to take into account the Tender Offer.

Voting:	Same as the existing credit facilities.

Assignments and Participations:	Same as the existing credit facilities.

Yield Protection:	Same as the existing credit facilities.

Expenses and Indemnification:

The Borrower shall pay (a) all reasonable documented out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Back-Stop Facility and the preparation, execution, delivery and administration of the definitive financing documentation with respect to the Back-Stop Facility (the “Credit Documentation”) and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel (except in-house counsel)) and (b) all documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel (except in-house counsel)) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the Tender Offer, the Merger, the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

3

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Back-Stop Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means (i) 0% in the case of ABR Loans and (ii) 0.70% in the case of Eurodollar Loans.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for an interest period equal to one month, or shorter if available to all Lenders, appearing on Page 3750 of the Telerate screen or, in case of any such shorter period, as offered to JPMorgan Chase Bank.

Interest Payment Dates:	Interest shall be payable in arrears at the end of each interest period (or monthly in case of ABR Loans) and on the Maturity Date and thereafter on demand.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at a rate per annum equal to 0.15% on the average daily unused portion of the Back-Stop Facility, payable quarterly in arrears.

Default Rate:

At any time when the Borrower is in default in the payment of any amount of principal or other amount payable in respect of the Back-Stop Facility, such amount shall bear interest at 2% above the rate otherwise applicable to the relevant ABR Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

EXHIBIT C

SECURED BRIDGE FACILITY
Summary of Terms and Conditions

Set forth below is a summary of the terms and conditions for the Secured Bridge Facility.  Capitalized terms used but not defined herein shall have the meanings set forth in the introductory paragraph of Exhibit A.

Sponsor:	Centro Properties Group and Watt Commercial Properties (collectively, the “Sponsor”).
Lender:	JPMorgan Chase Bank, N.A., its successors and/or assigns.
Borrower(s):	Borrower will consist of one or more entities that own, directly or indirectly, 100% of the direct or indirect ownership interests in the entities owning the Properties (as hereinafter defined).
Closing Date:

The closing of the Secured Bridge Loan is expected to occur either (a) within 30-45 days from signing of the Commitment Letter if the Transaction closes via a “short-form merger”, or (b) 90-120 days from signing of the Commitment Letter if the Transaction closes via a “long-form merger.” However, under no circumstances shall the Closing Date be later than the Maturity Date (as defined in Exhibit A), unless mutually agreed in writing by Sponsor and Lender.

Loan Amount:	$3,713,800,000, subject to the terms and conditions set forth herein.
Collateral:

Subject to the remaining terms of this Commitment, the Secured Bridge Loan shall be cross-collateralized and cross-defaulted across the properties outlined on Annex I (collectively, the “Properties”), and shall include (i) equity pledges of 100% of the indirect ownership interests of the owners of all Properties and (ii) such other customary collateral as reasonably determined necessary by Lender. For the avoidance of doubt, the term “Properties” as used herein shall exclude (A) the properties listed on Annex II (collectively, the “Temporarily Encumbered Properties”) which are subject to the Existing Mortgage Notes (as defined below) until such time as the Existing Mortgage Notes with respect to such properties are repaid (or defeased) and the applicable properties are released from the corresponding lien (unless a pledge prior to such repayment or defeasance is permitted under the Existing Mortgage Notes or consent is obtained, as described in the Section captioned “Lender Consents” below), and (B) those properties that are subject to the Senior Notes (as defined below) if Sponsor has elected to keep the Senior Notes outstanding and the Senior Notes restrict Sponsor’s ability to grant a pledge of the indirect ownership interests in such Properties. In addition to the foregoing, Sponsor shall provide pledges of all other assets of the Target that are capable of being unilaterally pledged to Lender at Closing whether or not such assets are identified on Annex I.

As provided in the Section captioned “Third-Party Reports” below, closing of the Secured Bridge Loan shall be conditioned upon receipt by Lender of written indications of value on all properties listed on Annex I and Annex II by appraisers engaged by Lender, provided that there shall be no requirement to satisfy a maximum loan to value ratio. To the extent that (i) indications of value or (ii) final appraisals on all currently unencumbered Properties (in the case of either indications of value, or final appraisals) result in the Loan amount being in excess of eighty-five percent (85%) of the aggregate value of all such unencumbered Properties, then Sponsor shall, at Lender’s option, execute a guaranty at Closing in an amount by which the amount of the Loan, less the Additional Incremental Debt (as hereinafter defined), exceeds eighty-five percent (85%) of the value of all such unencumbered Properties.

Term:	90 days, with one (1) extension for an additional 90 days.
Extension Fee:	0.125% of the Loan Amount.
Amortization:	None.
Applicable Interest Rate:	30-day LIBOR, reset monthly, plus the following (each the “Credit Spread): (a) 0.75% during the initial term and (b) 2.00% during the extension period.
Interest shall be calculated on the basis of the actual days elapsed over a 360-day year.
Interest Rate Protection:	Waived.
Taxes & Insurance Escrows:	Waived.
Completion/Repair Reserve:	Waived.
Replacement Reserve:	Waived.
Rollover Reserve:	Waived.
Recourse:

Borrower and Sponsor shall execute a guaranty covering standard “carve-outs” to the non-recourse provision, which guaranty and carve-outs shall be substantively consistent with corresponding documents executed in connection with the “Heritage” financing transactions, or if the foregoing is not applicable, consistent with other prior deals between the parties (as applicable, the “Precedent Documents”).

In the event that Additional Incremental Debt shall exist as provided below and Lender determines in its reasonable discretion that the

Properties serving as collateral for the Secured Bridge Loan are insufficient to cover debt service on the Secured Bridge Loan, Sponsor shall provide a guaranty covering any deficiencies in monthly debt service payments.

Environmental Indemnity:

An environmental indemnity shall be required from Borrower and may be required from Sponsor. Notwithstanding the above, provided that Lender’s due diligence uncovers no material adverse environmental conditions, then an indemnity from the Sponsor shall not be required. In addition, any environmental indemnity required from Sponsor shall only apply to Properties for which Lender’s due diligence has uncovered material adverse environmental conditions. Any such environmental indemnity executed by Borrower and/or Sponsor shall be substantively consistent with the Precedent Documents.

Additional Financing:

Sponsor shall be required to repay all existing indebtedness of the Target and its subsidiaries, such that the only indebtedness permitted to be outstanding on the Closing Date shall include (a) trade payables in the ordinary course of business and under certain conditions/limitations as set forth in the Secured Bridge Loan documents, (b) the Target’s issuances of senior unsecured notes (collectively the “Senior Notes”) which currently total $860,000,000, provided that the existence of the Secured Bridge Loan shall not result in a default under the Senior Notes, (c) $437,300,000 of other existing mortgage notes (the “Existing Mortgage Notes”) as outlined on the attached Annex II, and (d) outstanding letters of credit (to the extent such letters of credit are cash-collateralized)

To the extent that any Senior Notes that are outstanding on the Closing Date are thereafter retired by Sponsor, such that certain theretofore unencumbered properties are then capable of being levered, then Sponsor promptly shall grant to Lender pledges of the indirect ownership interests in such Properties.

As used herein, the term “Additional Incremental Debt” shall mean the amount, if any, by which the Loan amount exceeds eighty-five percent of the aggregate appraised value of all unencumbered Properties (as finally determined based upon indications of value until such time as final appraisals shall be obtained, and thereafter based on final appraisals). In the event Additional Incremental Debt shall exist as hereinabove provided, then within 95 days following the Closing Date, Sponsor shall cause one of the following to occur: (a) prepay (or defease, as applicable) Existing Mortgage Notes and provide such pledges as shall be necessary to include the applicable Temporarily Encumbered Properties as additional collateral for the Secured Bridge Loan such that the value of such additional collateral, when compared to the Additional Incremental Debt, produces a loan to value ratio of 85% or less or (b) prepay the Additional Incremental Debt. If Additional Incremental Debt shall exist as hereinabove provided and if Borrower defaults on the Secured Bridge Loan prior to satisfying its obligation to either prepay (or defease, as applicable) the Existing Mortgage Notes or so prepay the Additional Incremental Debt within 95 days of the Closing Date, then in addition to other remedies available to Lender resulting from such default, the Additional Incremental Debt shall be recourse to the Sponsor.

Lender Consents:

Lender anticipates that certain of the lenders holding existing indebtedness on Temporarily Encumbered Properties shall be required to consent to the acquisition of the Target by Sponsor. With respect to any such consents, Sponsor shall use its best efforts to cause such lenders to consent to an equity pledge to Lender, but only to the extent that consents to such pledges are required by the terms of the applicable loan documents. If such pledges on any Temporarily Encumbered Properties are permitted (either under the terms of existing loan documents or because consents were obtained) (a) Lender shall include such Temporarily Encumbered Properties as collateral for the Secured Bridge Loan and (b) any obligations described in the preceding paragraph to prepay the applicable Existing Mortgage Notes or prepay the applicable Additional Incremental Debt, shall not be applicable to such Temporarily Encumbered Properties.

As used throughout this Secured Bridge Loan Term Sheet, the term “best efforts” shall not be interpreted as a guaranty of any result or to (a) require an expenditure of funds beyond an amount that is considered commercially reasonable, or (b) require that Sponsor utilize judicial action to satisfy any requirements set forth herein.

Prepayment:	Fully open to prepayment without penalty.
Releases:

Releases of collateral shall be permitted upon asset sales or refinancings. In the case of asset sales (including, without limitation, asset sales of Temporarily Encumbered Properties whether or not pledged as collateral for the Loan; it being the agreement of the parties that asset sales or refinancing proceeds be applied in the manner herein provided), releases shall be subject to 100% cash flow sweep of net sales proceeds until 65% LTV on remaining Collateral is achieved. Thereafter, releases shall be contingent on release price of 105-115% of allocated loan amounts (the applicable release price multiplied by the applicable allocated loan amount, the “Release Amount”) which release prices shall be agreed upon in good faith by both Sponsor and Lender prior to the Closing Date, but which release prices shall not exceed 110% of all allocated loan amounts on a weighted average basis. In the case of refinancings (including, without limitation, refinancings of Temporarily Encumbered Properties whether or not pledged as collateral for the Loan; it being the agreement of the parties that asset sales or refinancing proceeds be applied in the manner herein provided), releases shall be subject to the payment by Borrower of the positive difference (if any) between the Release Amount and the refinance proceeds.
Property Insurance:

In addition to Lender’s standard insurance requirements, terrorism, windstorm, and flood insurance reasonably acceptable to Lender will be required to be in place at closing. Such insurance shall be maintained during the term of the Secured Bridge Loan provided that Borrower shall not be required to spend in excess of a premium cap to be determined (such cap to be negotiated in good faith by Borrower and Lender).

Third-Party Reports:

Closing of the Secured Bridge Loan shall be conditioned upon receipt by Lender of written indications of value on all properties listed on Annex I and Annex II by appraisers engaged by Lender, provided that there shall be no requirement to satisfy a maximum loan to value ratio. To the extent that Sponsor refinances the Secured Bridge Loan with Lender, none of the third party reports described above shall be deemed stale in connection with such refinance loans so long as Lender reasonably determines that the refinance loans will be securitized within 12 months of the date of such reports.

Closing Conditions:

Sponsor shall be required to satisfy Lender’s standard and customary legal closing requirements which are in the control of Sponsor (e.g. delivery of organizational documents, delivery of customary legal opinions, execution of Lender’s standard loan documents consistent with the terms of this Secured Bridge Loan Term Sheet, etc.). With respect to any standard and customary legal closing conditions which have elements that are not within Sponsor’s control, Lender shall close so long as Sponsor has used best efforts to satisfy all of such conditions. Lender hereby acknowledges that it has received all requisite credit approvals to disburse the Secured Bridge Loan contemplated by this Secured Bridge Loan Term Sheet.

Loan Documentation:	The parties agree that, to the extent applicable, the loan documents evidencing and/or securing the Secured Bridge Loan shall be based on the Precedent Documents.
Transaction Costs:

Borrower shall be responsible for all reasonable out of pocket costs associated with the Secured Bridge Loan closing, including, but not limited to, costs relating to legal representation and third party reports. Borrower shall not be responsible for Lender’s costs associated with any sale of the Secured Bridge Loan. Lender shall be responsible for all third party costs and expenses incurred by Borrower in connection with the sale of the Secured Bridge Loan including all attorney’s fees and expenses in connection therewith.

Processing Deposit:

A $400,000 deposit shall be payable upon execution of the Merger Agreement for underwriting expenses and initial legal expenses. In the event that the Secured Bridge Loan does not close for any reason and the costs of the foregoing items exceed the amount of such.

deposit, Borrower shall promptly pay any deficiency to Lender. Any amounts not expended shall be returned to Borrower at the closing of the Secured Bridge Loan or upon the termination of this Secured Bridge Loan Term Sheet.

Annex I to Exhibit C

Unencumbered Properties

Shopping Center	Street Address	City	State	Number
Bakersfield Plaza	4200 California Ave	Bakersfield	CA	1316
Bristol Plaza	3301-3361 South Bristol	Santa Ana	CA	1318
Cudahy Plaza	7907 South Atlantic Avenue	Cudahy	CA	1319
Roosevelt Mall	2329 Cottman Avenue	Philadelphia	PA	1001
Middletown Plaza	Route 35 & Harmony Road	Middletown	NJ	1006
J*Town Center	9503 Taylorsville Road	Jeffersontown	KY	1013
Rockland Plaza	Route 59 West & Middletown Road	Nanuet	NY	1016
Mohawk	1790 Black River Boulevard	Rome	NY	1019
Cortlandville	957 McLean Road	Cortland	NY	1036
Doverama @ Rodney Village	Route 13	Dover	DE	1040
Columbus Center	3200 Columbus Center	Columbus	IN	1041
Shopping Center - Elmira	801 Lake Street & Washington Avenue	Elmira	NY	1045
Piccadilly Square	300 Bardstown Road	Louisville	KY	1047
Cayuga Plaza	2309 North Triphammer Road	Ithaca	NY	1048
Westgate - Dublin	1900 Veterans Boulevard	Dublin	GA	1060
Tift-Town	636 Love Avenue	Tifton	GA	1061
Market Place	1500-1596 Covington Avenue	Piqua	OH	1068
Congress Crossing	1802 Decatur Pike	Athens	TN	1071
Greeneville Commons	1317-1386 Tusculum Blvd	Greenville	TN	1072
South Towne Centre	2004-2260 Miamisburg-Centerville	Dayton	OH	1073
Victory Square	1900 East Victory Square	Savannah	GA	1077
Ridgeview Centre	129 Ridge Circle, Southwest	Wise	VA	1078
Laurel Square	1980 Route 88	Bricktown	NJ	1079
Hanover Square Shopping Center	Bell Creek Road	Mechanicsville	VA	1082
New Boston Shopping Center	4002-4050 Rhodes Avenue	New Boston	OH	1085
Pyramid Mall	195 Canandaigua Road	Geneva	NY	1087
Transit Road Plaza	5770 Transit Road	Lockport	NY	1088
Kmart Plaza	3469 Erie Blvd	De Witt	NY	1090
Price Chopper Plaza	1822 Black River Boulevard	Rome	NY	1091
Georgetown Square	1622 N W Broad Street	Murfreesboro	TN	1093
Eastgate Shopping Center	12501 Shelbyville Road	Louisville	KY	1097
Wabash Crossing	1425 North Cass Road	Wabash	IN	1098
Stonemill Plaza	1360-1380 Columbia Avenue	Lancaster	PA	1099
Brentwood Plaza	Winton Road and Hempstead Drive	Cincinnati	OH	1102
Western Village Shopping Centre	6123-6173 Glenway Avenue	Cincinnati	OH	1103
Hamilton Plaza - Kmart Plaza	White Horse Road & Kuser Road	Hamilton	NJ	1105
Bennets Mills Plaza	West Country Line Road, Route 528	Jackson	NJ	1106
Maple Village Shopping Center	155-396 North Maple Road	Ann Arbor	MI	1107
Cedar Plaza	720 N. Main Street	Cedartown	GA	1108
Sweetwater Village	3030 Bankhead Highway	Austell	GA	1109
Liberty Plaza	8700 Liberty Road	Randallstown	MD	1114
Haymarket Mall	4100 Merle Hay Road	Des Moines	IA	1117
Ivyridge Shopping Center	Ridge Ave & Domino Lane	Philadelphia	PA	1119
Tinley Park Plaza	15917 South Harlem Avenue	Tinley Park	IL	1120
Wallkill Plaza	400 Route 211 East & Carpenter Ave	Middletown	NY	1121
Midway Crossing	1511-1599 West River Road	Elyria	OH	1122

Farmington Crossroads	22004-22128 Farmington Road	Farmington	MI	1126
Hall Road Crossing	13821-13975 Hall Road	Shelby Township	MI	1127
Delhi Shopping Center	5040-5148 Delhi Pike	Cincinnati	OH	1128
Dillsburg Shopping Center	US Route 15 North & Orebank Road	Dillsburg	PA	1129
Renaissance Center East	2340 East Tropicana Avenue	Las Vegas	NV	1130
Rutland Plaza	1049 62nd Avenue North	St. Petersburg	FL	1131
Delco Plaza	11950-12050 Hall Road	Sterling Heights	MI	1132
Southfield Plaza Shopping Center	8715 South Harlem Avenue	Bridgeview	IL	1133
Presidential Plaza	7208 Southgate Boulevard	No. Lauderdale	FL	1134
New Garden Shopping Center	Baltimore Pike & Scarlett Road	Kennett Square	PA	1135
Creekwood Shopping Center	6459 Highway 42	Rex	GA	1136
Midway Village Shopping Center	2115 Fairburn Road	Douglasville	GA	1137
Bethel Park Plaza	5055 Library Road	Bethel Park	PA	1138
Cave Spring Corners	3971 Brambleton Avenue, Southwest	Roanoke	VA	1139
Regency Park Shopping Center	9400 Atlantic Boulevard	Jacksonville	FL	1140
Eisenhower Square	1100 Eisenhower Drive	Savannah	GA	1141
New Chastain Corners Shopping	3595 Canton Road	Marietta	GA	1142
Westridge Court Shopping Centre	304 South Route 59	Naperville	IL	1143
Monroe Shoprite Plaza	Route 17 M & Gilbert Street	Monroe	NY	1144
Southgate Shopping Center	US 19 & Marine Parkway	New Port Richey	FL	1145
Tinton Falls Plaza	Shrewsbury Ave & Route 35	Tinton Falls	NJ	1147
Southfield Plaza	29782-29952 Southfield Road	Southfield	MI	1148
Lake Drive Plaza	915 Hardy Road	Vinton	VA	1149
Colonial Marketplace	2933 East Colonial Drive	Orlando	FL	1151
Village At Southlake	1096 Mount Zion Road	Morrow	GA	1153
West Towne Square	101 Hudson Street	Elizabethton	TN	1154
Seminole Plaza	7191 Seminole Boulevard	Seminole	FL	1155
Crown Point Shopping Center	2002-2009 Crown Plaza Drive	Columbus	OH	1157
Marshall’s At Eastlake Shopping	2197 Rosewell Road	Marietta	GA	1159
Hampton Square Shopping Center	Second Street Pike	Southampton	PA	1160
Pavillions At East Lake Shopping	2100 Rosewell Road	Marietta	GA	1161
Rising Sun Towne Centre	42-60 East Main Street	Rising Sun	MD	1162
Lakeside Plaza	161 Electric Road	Salem	VA	1163
Westland Crossing	34794-3418 Warren Road	Westland	MI	1164
Pointe*Orlando	9101 International Drive	Orlando	FL	1171
Mall At 163rd Street	1421 NE 163rd Street	North Miami Beach	FL	1173
Valley View Plaza	3228 West Western Avenue	Marion	IN	1176
Brooksville Square	19456 Cortez Blvd.	Brooksville	FL	1180
Supervalu/Clearfield	1700 East River Road	Clearfield	PA	1181
Kinko’s/Sony	4100 Riverside Drive	Burbank	CA	1182
Kmart Plaza	1920 W. Broadway Road	Mesa	AZ	1184
Metro Marketplace	9201 N. 29th Ave.	Phoenix	AZ	1186
Leesburg Square	2241 N. Citrus Blvd.	Leesburg	FL	1188
Chapman-Ford Crossing	6510 Chapman Highway	Knoxville	TN	1189
VA-KY Regional SC	664 Highway 58 East	Norton	VA	1191
Kroger	1308 Woodard Avenue	Muscle Shoals	AL	1212
Kmart	3101 West 28th Avenue	Pine Bluff	AR	1214
Kroger	1306 Woodward Avenue	Muscle Shoals	AL	1217
Kroger	312 John T. Reid Parkway	Scottsboro	AL	1224

Covington Gallery	7121 Turner Lake Road	Covington	GA	1240
Kmart	1200 E. 7th Street	Atlantic	IA	1242
Circle Center	70 Pope Avenue	Hilton Head Island	SC	1245
Siler Crossing	100 Siler Crossing	Siler City	NC	1254
Roxboro Square	355 South Madison Boulevard	Roxboro	NC	1255
Foothills Market	101 Valley Drive	Jonesville	NC	1257
Kinston Pointe	4104 West Vernon Avenue	Kinston	NC	1258
Anson Station	1047 East Caswell	Wadesboro	NC	1259
Hazel Path Commons	393 E. & Main Street	Herdersonville	TN	1261
Farrar Place	920 Hillsboro Road	Manchester	TN	1262
Roanoke Landing	811 East Boulevard	Williamston	NC	1264
Shops Of Riverdale	7048 Highway 85	Riverdale	GA	1265
Crossroads SC	1000 Crossroads Drive	Statesville	NC	1267
University Commons	600 Northside Drive East	Statesboro	GA	1269
Northmall Centre	4881 North Stone	Tucson	AZ	1270
Broadway Faire	3333 West Shaw Avenue	Fresno	CA	1272
Arbor Faire	3310 West Shaw Avenue	Fresno	CA	1273
Thomasville Crossing	1418 National Highway	Thomasville	NC	1274
Carmen Plaza	311-487 Carmen Drive	Camarillo	CA	1276
Apison Crossing	9408 Apison Pike	Ooltewah	TN	1277
Metro 580 Shopping Center	4500 Rosewood Drive	Pleasanton	CA	1282
Bardin Place Center	4600-4654 South Cooper Street	Arlington	TX	1283
Miami Gardens	5750 Northwest 183rd Street	Miami	FL	1286
Freedom Square	12663 Tamiami Trail East	Naples	FL	1287
Rose Pavilion	4225 Rosewood Drive	Pleasanton	CA	1291
23rd Street Station	650 West 23rd Street	Panama City	FL	1294
Grants Mill Station	5415 Beacon Drive	Irondale	AL	1298
Lagniappe Village	1102 E. Admiral Drive	New Iberia	LA	1300
Mist Lake Plaza	3180 Richmond Rd	Lexington	KY	1301
Payton Park	41301 US Hwy 280	Sylacauga	AL	1302
Madison Street Station	612 Madison Street	Shelbyville	TN	1306
Kimball Crossing	525 Kimball Crossing Road	Kimball	TN	1308
St. Elmo Central	3801 Tennessee Ave	Chattanooga	TN	1312
Commerce Central	2111 North Jackson Street	Tullahoma	TN	1313
Briggsmore Plaza	1800 Prescott Road	Modesto	CA	1317
Kietzke Center	Kietzke Lane & Moana Lane	Reno	NV	1320
Montebello Plaza	2401-2629 West Via Campo	Montebello	CA	1321
Laurel Mall	Route 119 South & University Drive	Connellsville	PA	1324
Superior Marketplace	SWC of US 36 and McCaslin Blvd.	Superior	CO	1331
Grand Crossing	9864-9870 E. Grand River	Brighton	MI	1335
Fremont	1429-1439 W. Main Street	Fremont	MI	1337
Kentwood	5246-5296 Eastern Avenue	Kentwood	MI	1338
18 Mile & Ryan	40940-50752 Ryan Road	Sterling Heights	MI	1339
Harvest Place	5617-5637 Cleveland Avenue	Stevensville	MI	1340
Cascade East	6425-6479 East 28th Street	Grand Rapids	MI	1341
Harpers Station	11315 Montgomery Road	Cincinnati	OH	1344
New Britain Shopping Center	4275 Country Line Road	Chalfont	PA	1346
Clearwater Mall	20505 US Highway 19N	Clearwater	FL	1347
Elk Grove Town Center	980 Elk Grove Town Center	Elk Grove Village	IL	1348

Unity Plaza	565 State Road 82	East Fishkill	NY	1352
Stockbridge Village Shopping Center	**Multiple address listings**	Stockbridge	GA	1353
Starlite Plaza	7800 Monroe Street	Sylvania	OH	1354
Marketplace at Preston Ridge	11300 North Central Expressway	Dallas	TX	1357
Silver Lake	18005-18035 Silver Lake Parkway	Fenton	MI	1359
Shoppes at Southside	9930-9990 Southside Boulevard	Jacksonville	FL	1360
Brunswick Town Center	1434 Town Center Boulevard	Brunswick	OH	1361
Mableton Walk	5015 Floyd Road	Mableton	GA	1364
Market Plaza	200-340 Coit Road, 3801 George Bush Tpk	Plano	TX	1366
Apopka Commons	Highway 441 and Unity Boulevard	Apopka	FL	1367
Nine Mile Square	9 Mile Road and Fowler Road	Pensacola	FL	1368
Denham Springs Plaza	Range Ave and Rushing Road	Denham Springs	LA	1370
Northgate Plaza	Maxtown Road and N. State Street	Westerville	OH	1371
Surrey Square Mall	Montgomery Road and Sherman Avenue	Norwood	OH	1373
Kroger Excess Parcels	Brandt Pike and Harshman Road	Dayton	OH	1375
Western Hills Plaza	6000 Glenway Avenue	Cincinnati	OH	1376
Southland Shopping Center	1339-1425 South Byrne Road	Toledo	OH	1377
Shoppes at Cinnaminson	195 Route 30	Cinnaminson	NJ	1378
Quentin Collection	20771 North Rand Road	Kildeer	IL	1380
Ventura Downs	1998 Osceola Parkway	Kissimmee	FL	1382
A & P Clark	Raritan Road and Commerce Place	Clark	NJ	1383
Fox Run Mall	55 Welles Street	Glastonbury	CT	1384
Antoine Square	5121-5155 Antoine	Houston	TX	1400
Braes Link	8415-8431 Stelle Link	Houston	TX	1404
Braesgate	9603-9701 Fondren	Houston	TX	1406
Coconut Creek	4801-4967 Coconut Creek Parkway	Coconut Creek	FL	1414
Crossroads Center	6709-6899 Spencer Highway	Pasadena	TX	1416
Culpepper Plaza	301-319 Dominike Drive	College Station	TX	1417
Downtown Publix	746 South Federal Highway	Stuart	FL	1418
Eagles Park	5655 Park Street North	St. Petersburg	FL	1419
El Camino II	5867 Bissonnet	Bellaire	TX	1421
Hearthstone Corners	6106-6194 Highway 6 North	Houston	TX	1427
Highland Village Out parcel	Highland	Highland Village	TX	1429
Iberia Plaza	911-941 South Lewis Street	New Iberia	LA	1432
Jester Village	1501-1531 West 18th Street	Houston	TX	1436
Kenworthy Crossing	10765 Kenworthy, Suites A	El Paso	TX	1440
Merchants Park North	1303-1421 West 11th Street	Houston	TX	1449
Northwood	5160-5240 Aldine Mail Route	Houston	TX	1458
Paseo del Norte	8501 Golf Course Road	Albuquerque	NM	1466
Pearland Plaza	3205-3287 East Broadway	Pearland	TX	1467
Pinemont	1205-1295 Pinemont	Houston	TX	1468
Rice Bellaire	5002-5018 Bellaire Boulevard	Bellaire	TX	1473
Rock Prairie Crossing	3501-3535 Longmire Road	College Station	TX	1474
Sharpstown Office Building	7555 Bellaire Boulevard	Houston	TX	1475
Spencer Square	3140-3650 Spencer Highway	Pasadena	TX	1478
Townshire	1901-2027 South Texas Avenue	Bryan	TX	1485
The Centre’ at Navarro	206 Stanly Street	Victoria	TX	1486
Westcliff	3548-3584 South Hills	Fort Worth	TX	1491
Yarbrough	8115 North Loop	El Paso	TX	1497

Alexis Park	Alexis Road & Lewis Avenue	Toledo	OH	1600
Elkhart Plaza West	1200 North Nappanee Street	Elkhart	IN	1611
Festival Centre	5101 Ashley Phosphate Road	North Charleston	SC	1613
Florence Plaza	7800 Mall Road	Florence	KY	1614
Freeport Plaza	1500 South West Avenue	Freeport	IL	1615
Hillcrest Square	1824 Seymour Avenue	Cincinnati	OH	1618
Holyoke Shopping Center	2217-2291 Northampton Street (US Rte	Holyoke	MA	1621
Jefferson Green Shopping Cente	12233 Jefferson Ave. (State Rte. 143)	Newport News	VA	1623
Knox Plaza	2417 North 6th Street	Vincennes	IN	1626
Lexington Town Square	710-744 West Main St. (US Hwy 1/378)	Lexington	SC	1627
Macon Plaza	225 Highlands Road (US Hwy 64)	Franklin	NC	1628
Northeast Plaza	3307 Buford Highway	Atlanta	GA	1635
Paradise Pavilion	Main Street & Paradise Drive	West Bend	WI	1640
Pensacola Square	6235 North Davis Highway	Pensacola	FL	1642
Pershing Plaza	1383 East Pershing Road	Decatur	IL	1643
Plaza 66	66th Street North	Kenneth City	FL	1644
Points West Shopping Center	21 Torrey Street	Brockton	MA	1645
Springbrook Plaza	4321-4449 Whipple Ave. (SR 297)	Canton	OH	1648
Tarpon Mall	Tarpon Ave. E. & US Hwy 19N	Tarpon Springs	FL	1651
Towne Square North	4600 Fredrica Street (US 431)	Owensboro	KY	1653

Annex II to Exhibit C

Encumbered Properties
Shopping Center	Street Address	City	State	Number
Hampton Village Centre	2627-2951 South Rochester Road	Rochester Hills	MI	1123
Silver Pointe	Owne Road and Silver Lake	Fenton	MI	1336
Annex of Arlington	1-115 West Rand Road	Arlington Heights	IL	1356
Mingo Marketplace	10127 East 71st Street	Tulsa	OK	1358
Hillcrest Shopping Center	1985 East Main Street	Spartanburg	NC	1362
West Ridge Shopping Center	35705 Warren Road	Westland	MI	1363
Hickory Hollow Shopping Center	5319 Mt. View Road	Antioch	IL	1379
Bay Forest-Ceder Lake	1904-1962 El Dorado Boulevard	Houston	TX	1401
Braes Heights	3737-3949 Bellaire Boulevard	Houston	TX	1403
Braes Oaks	5401-5429 S. Braeswood	Houston	TX	1405
Brenham Four Corners	2500-2548 South Day	Brenham	TX	1407
Broadway	8201-8233 Broadway	Houston	TX	1408
Bryan Square	2102-2104 South Texas Avenue	Bryan	TX	1409
Carmel Village	4100-4128 South Staples	Corpus Christi	TX	1410
Cedar Bellaire	5106-5120 Bissonnet	Bellaire	TX	1411
Claremont Village	8080 Ferguson Road	Dallas	TX	1412
Clear Lake Camino South	16801 El Camino Real	Houston	TX	1413
El Camino I	5867 Bissonnet	Bellaire	TX	1422
Five Points	4001-4101 Hwy. 77	Corpus Christi	TX	1423
Forest Hills	3320-3334 Mansfield Highway	Fort Worth	TX	1425
Highland Village Town Center	2230-2250 FM 407 (Justin Road)	Highland Village	TX	1428
Huntington Village	12605-12699 Bissonnet	Houston	TX	1431
Jeff Davis	200-318 Jeff Davis Center	Dallas	TX	1434
Jefferson Park	602-676 South Jefferson Avenue	Mount Pleasant	TX	1435
Klein Square	16812-16882 Stuebner Airline	Spring	TX	1441
Lazybrook	1710-1732 West 18th Street	Houston	TX	1444
League City	151-395 West Main	League City	TX	1445
Maplewood Mall	5621-5665 Beechnut	Houston	TX	1447
North 45 Plaza (Moore Square)	10822-10990 North Freeway	Houston	TX	1452
North Hills Village	3500-3548 Denton Highway	Halton City	TX	1453
Northgate	11310-11318 I-45 North	Houston	TX	1454
Northshore East	13417-13535 East Freeway	Houston	TX	1456
Northtown Plaza	5402-5598 North Freeway	Houston	TX	1457
Palm Plaza	1901-1935 Wheeler	Aransas Pass	TX	1460
Parktown	3300-3432 Center Street	Deer Park	TX	1461
Parkview East	3901-3937 Spencer Highway	Pasadena	TX	1463
Parkview West	3421-3513 Spencer Highway	Pasadena	TX	1464
Randall’s Center-Baytown	3407-3517 Garth Road	Baytown	TX	1471
Socorro	901 North California Street NW	Socorro	NM	1477
Stevens Park Village	2128-2154 Fort Worth Avenue	Dallas	TX	1480

Tanglewilde	9519-9529 Westheimer	Houston	TX	1481
Texas City Bay	3401-3567 Palmer Highway	Texas City	TX	1482
Tidwell Place	900-940 East Tidwell	Houston	TX	1483
Village Plaza	3515-3575 West Walnut	Garland	TX	1488
Washington Square	2005-2017 South Washington Avenue	Kaufman	TX	1489
Webb Royal	100-210 Webb Royal Plaza	Dallas	TX	1490
Westheimer Commons	12520-12586 Westheimer	Houston	TX	1493
Wynnewood Village	655 West Illinois	Dallas	TX	1496
Greentree Shopping Center	1933-2027 West Henderson Road	Columbus	OH	1156
Highland Commons	230 L. Roger Wells Boulevard	Glasgow	KY	1206
Northgate Shopping Center	101 East International Speedway	Deland	FL	1207
Lexington Road Plaza	501 Marsailles Road	Versailles	KY	1247
Chapel Square SC	2825 North Canon Boulevard	Kannapolis	NC	1252
Saddletree Village	5021 Trotwood Avenue	Columbia	TN	1293
Riverview Plaza	407 George Wallace Drive	Gadsden	AL	1307
Habersham Crossing	2160 Highway 441 North	Cornelia	GA	1309
Midway Market Square	1180 West River Road	Elyria	OH	1333
Dickson City Crossings	600 800 Commerce Road	Dickson City	PA	1345
Florence Square	7619-7647 Mall Road	Florence	KY	1351
Village Center	31-95 Route 111	Smithtown	NY	1355
Odessa-Winwood Town Center	3801-3915 East 42nd Street	Odessa	TX	1381
Arvada Plaza	9611-9775 West 58th Street	Arvada	CO	1601
Cheyenne Plaza	3505-3969 E. Lincoln Hwy.(Hwy. 30)	Cheyenne	WY	1605
Covered Bridge Shopping Center	US Highway 441/23	Clayton	GA	1607
Elkhart Market Centre	4024 Elkard Road (US Hwy. 33)	Goshen	IN	1610
Festival Center	185 North Kennedy Drive	Bradley	IL	1612
Hunt River Commons	1462-1532 Frenchtown Rd.(R.I. Rte 402)	North Kingston	RI	1622
Merchants Crossing	50 Bullsboro Drive	Newnan	GA	1630
Olympia Corners	Southwest Ave & Lincoln Highway	Olympia Fields	IL	1638
Skyway Plaza	1079 62nd Avenue South	St. Petersburg	FL	1646
Sun Plaza	415 Mary Esther Cut Off (State Road 189)	Fort Walton Beach	FL	1649
Sunshine Square	700 Patchogue Yaphank Rd. (Rt 10	Medford	NY	1650
The Vineyards	Vine Street	Eastlake	OH	1652
University IV Shopping Center	8151-8255 University Avenue (SR 47)	Spring Lake Park	MN	1655
Memphis Commons	7930 Germantown Parkway	Memphis	TN	1385
Karl Plaza	1620 E. Dublin Granville Rd. (S.R. 161)	Columbus	OH	1625